EXHIBIT 99.1

Monmouth Community Bancorp Reports Fourth Quarter 2003 Earnings

LONG BRANCH, NEW JERSEY, February 4, 2004, (NASDAQ Small Cap Market; MCBK) Monmouth Community Bancorp and its wholly-owned subsidiary, Monmouth Community Bank, N.A., reported net income of $262 thousand for the three-month period ended December 31, 2003, as compared to $234 thousand for the same period of 2002, representing an increase of 12%. Income tax expense for this period was $176 thousand as compared to $63 thousand incurred for the final quarter of 2002. Basic and diluted earnings per share for the three-month period ended December 31, 2003, were $.17 and $.16, respectively, as compared to $.16 for both basic and diluted for the same period in 2002.

For the year ended December 31, 2003, Monmouth Community Bancorp posted net income of $482 thousand as compared to $784 thousand of net income for 2002. Income tax expense for 2003 was $322 thousand as compared to $70 thousand in 2002. Basic and diluted earnings per share for 2003 were $.31 and $.30 respectively, as compared to $.65 and $.64, respectively, for 2002.

Per share earnings were adjusted in all periods to reflect a 5% stock distribution to the shareholders of Monmouth Community Bancorp on December 31, 2003.

James S. Vaccaro, Chairman and CEO of Monmouth Community Bancorp, commented that, "the fourth quarter of 2003 was highlighted by significant, quality loan growth along with net interest margin expansion. The low interest rate environment and our continuing unwillingness to compromise on balance sheet quality, in order to bolster short-term earnings, proved to be particularly challenging operating hurdles to overcome during the first nine months of 2003. In fact, the net income figure for the fourth quarter of $262 thousand exceeded the net income total of $220 thousand posted for the first nine months of 2003 by 19%. We believe that our strong earning asset base, that was further fortified during the latter part of 2003, along with the attendant earnings momentum, will have a positive impact on our performance in 2004."

Assets, at December 31, 2003, totaled $222.6 million or 24% higher than the year-end 2002 total of $179.5 million. Loans, net of the allowance for loan losses, increased by $26.5 million, or 30%, to close the 2003 calendar year at $115.8 million. The allowance for loan losses, at December 31, 2003, equaled 1.18% of total loans, or $1.4 million. Balance sheet growth was funded by increased deposits as Monmouth Community Bank, N.A. continued to attract a greater market share in each of its six branch locations. Deposits, at year-end 2003, totaled $207.2 million, an increase of $43.2 million, or 26% over the December 31, 2002 total of $164.0 million.

Monmouth Community Bancorp is the holding company and sole shareholder of Monmouth Community Bank, N.A., a nationally chartered commercial bank which commenced operations in the second half of 1998. Monmouth Community Bank, N.A. provides a full range of banking services to both individual and business customers through six, full-service branch facilities located in Monmouth County, New Jersey. Monmouth Community Bancorp is traded on the







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NASDAQ SmallCap Market under the trading symbol "MCBK" and can be accessed through the internet at MCBNA.com.

Statements about the future expectations of Monmouth Community Bancorp and Monmouth Community Bank, N.A. including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Monmouth Community Bank, N.A. the availability of working capital, the cost of personnel, and the competitive market in which Monmouth Community Bank, N.A. competes.


CONTACTS:
Monmouth Community Bank, N.A.
James S. Vaccaro, Chairman and CEO, 732-571-1300
Anthony Giordano, III, EVP and CFO, 732-923-1115